Pangaea Logistics Solutions Acquires New Vessel to Support Bulk Fleet

NEWPORT, RI, April 13, 2018 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, today announced that it has signed a memorandum of agreement to acquire the 2006 Imabari-built panamax M/V Madeleine for $14.2M to enhance the company’s bulk fleet. This new vessel is set to be renamed and will be fully utilized in the Noranda trade, supporting Pangaea’s continuous transportation capabilities to Noranda Alumina and Noranda Bauxite on a long-term contractual basis. The acquisition adds to Pangaea’s fleet of panamax, ultramax and supramax ships used for supply chain logistics and shipping.

“At Pangaea, we are constantly evaluating opportunities to enhance our capabilities, ensuring that we continue to provide best-in-class service to all of our partners and execute our strategic priorities,” said Ed Coll, Chief Executive Officer at Pangaea. “We are thrilled with the addition of this vessel as it will directly support the growth of our relationship with Noranda, serving as a dedicated resource to the company’s shipping routes.”

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Contacts

Investor Relations Contacts
Thomas Rozycki
Prosek Partners
212-279-3115
trozycki@prosek.com

Kathleen Bentley
Prosek Partners
646-503-5179
kbentley@prosek.com